EXHIBIT 10.1

STATE OF NORTH CAROLINA
COUNTY OF WAKE
RESIGNATION, RETIREMENT AND RELEASE AGREEMENT

THIS RESIGNATION, RETIREMENT AND RELEASE AGREEMENT (the "Agreement") is made and entered into by and between FIRST-CITIZENS BANK & TRUST COMPANY, a North Carolina banking corporation with its principal place of business in Raleigh, Wake County, North Carolina (the "Bank"); FIRST CITIZENS BANCSHARES, INC., a Delaware corporation with its principal place of business in Raleigh, Wake County, North Carolina ("BancShares") and IRONSTONE BANK, an OTS savings bank with its principal place of business in Raleigh, Wake County, North Carolina ("IronStone"); and LEWIS R. HOLDING, a resident of Nassau, Bahamas ("Holding") (individually referred to as "Holding") and (Bank, BancShares, IronStone and Holding collectively referred to as the "Parties") on this, the 25th day of February, 2009;

W I T N E S S E T H:

WHEREAS, Holding has been employed by the Bank for a number of years in various capacities; and,

WHEREAS, the Bank is a wholly-owned subsidiary of BancShares, and BancShares has additional subsidiaries, including IronStone, and the two principal subsidiaries have subsidiaries, all of which entities are within the BancShares Group ("BancShares Group"); and,

WHEREAS, Holding has been paid and benefits have been provided for by the Bank, and Holding has exercised officer and managerial authority, served as a member of the Board of Directors, and held other positions within the BancShares Group and is currently Chairman of the Board of the Bank, BancShares and IronStone, in addition to his other positions; and,

WHEREAS, Holding has expressed his desire to resign and retire from the BancShares Group, and Holding and the BancShares Group have mutually agreed that Holding will retire from his employment with the BancShares Group and resign from all of his positions with the BancShares Group and all other employment and fiduciary positions with any entity within the BancShares Group, and the parties have reached an arrangement as to such retirement from employment as evidenced in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, the BancShares Group and Holding agree as follows:

1. RESIGNATION AND RETIREMENT.  Holding resigns and retires from his employment with the Bank and resigns from all of his positions within the BancShares Group and particularly as Chairman of the Board and all other officer and director positions held within the BancShares Group effective as of February 25, 2009 (the "Retirement Date").  The Bank and BancShares, on behalf of the BancShares Group, have expressly agreed to Holding's retirement from employment on such Retirement Date.  Holding recognizes and agrees that he shall have no further authority as an employee, agent, director or officer of any entity within the BancShares Group following the Retirement Date.  Holding further specifically recognizes and agrees that, subject to the terms and conditions of this Agreement, this Agreement is a full and complete resolution, settlement and termination of any rights or claims that Holding may have had, or alleges to have had, to any further employment with any entity within the BancShares Group following the Retirement Date.

2. SALARY AND PAID TIME OFF PAY.  The Bank shall pay to Holding his normal salary, less normal deductions and withholdings, through February 28, 2009, and the Bank agrees to provide further Special Payments (as hereinafter defined) and consideration to Holding as set forth below.  The Bank also shall pay to Holding any accrued but unused paid time off, less normal deductions and withholdings, calculated as of the Retirement Date.

3. COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE.  For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") ("Section 409A"), as applicable, any installment payment made hereunder shall be considered a separate payment.

Key Employee.  Holding is a Key Employee for purposes of Section 409A.  In the event a payment due Holding under this Agreement is subject to Section 409A, such payment shall be paid no earlier than six months and one week after Holding's Retirement Date.

4. SPECIAL PAYMENTS.  On or after the Retirement Date or the Effective Date (as defined in Paragraph 12), whichever occurs later, the Bank shall pay to Holding the amount of One Hundred Thousand and No/100 Dollars ($100,000.00), gross, for and in consideration of the provisions of Paragraph 8 (Covenant of Good Faith and Confidentiality), Paragraph 9 (Covenant Not to Compete), Paragraph 10 (Covenant Not to Solicit) and  Paragraph 11 (Covenant of Nondisclosure) and the other terms and conditions of this Agreement, and the amount of Fifty Thousand and No/100 Dollars ($50,000.00), gross, for and in consideration of the provisions of Paragraph 12 (Release) (the "Special Payments").

In addition, Bank shall provide for Holding, on a continuing basis, during the term of his natural life or until he, or someone acting with legal authority for him, terminates this Agreement, whichever is sooner, each of the following:

a.
security systems and continuation of the security service currently provided to him at [address redacted] and at [address redacted], provided that such services provided with respect to each individual residence shall automatically terminate upon the sale of such residence;

b.	personal security, including driver assistance, for Holding as it has in the past;
c.	storage space that Holding is currently utilizing under the current lease arrangements; and
d.	current office space on the 9th floor of the First Citizens Center at 4300 Six Forks Road, Raleigh, North Carolina 27609, together with reasonable secretarial assistance.

These items and services in subparagraphs a, b, c and d shall be provided at no cost to Holding.

The Bank and Holding agree that Holding has received and has in his possession the electronic equipment utilized by him in his home or on his person, including, but not limited to, a Blackberry, cell phone, printer/copiers, and related equipment and all other electronic equipment which has been provided to him and which he now has in his possession.  Upon the Effective Date of this Agreement, said electronic equipment shall become the property of Holding, and all future services with regard to said electronic equipment will be the responsibility of and paid for by Holding.

5. INSURANCE CONTINUATION.  Beginning on the Retirement Date, the Bank shall extend the group medical and dental insurance coverage provided by the Bank to Holding and his qualified beneficiaries, as applicable, for the period from the Retirement Date through the Effective Date (the "Continuation Period"), subject to the terms and conditions (including eligibility requirements) of the applicable insurance plan and Holding's election to continue his coverage under the provisions of the applicable insurance plan.  During this Continuation Period, Holding shall be responsible for payment of all premiums, if any, for the medical and dental insurance coverage elected by Holding for himself and his qualified beneficiaries, as applicable, at the same premiums as then are paid by actively employed employees of the Bank.  Following said Continuation Period, Holding shall retain any rights he has under Bank's benefit plan to continue any retiree insurance coverage that is available pursuant to applicable provisions of Bank's benefit plans, state law and/or COBRA (as hereinafter defined).

As additional consideration, the Bank agrees to pay to Holding on or about the Effective Date an amount equal to the cost of seven (7) months of retiree health insurance benefits or of Comprehensive Omnibus Budget Reconciliation Act ("COBRA") group insurance continuation coverage in effect on the date of execution of this Agreement, whichever coverage is elected by Holding, to keep Holding in a like and similar insurance cost for the seven (7) month period following the Effective Date; provided that such amount shall be grossed-up to cover all additional taxes incurred by Holding as a result of this reimbursement.

6. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN.  Holding is a current participant in an Executive Consultation, Separation From Service and Death Benefit Agreement ("SERP" or "Plan") executed by the Bank and Holding as of February 5, 2009.  In accordance with the provisions of Paragraph 16 of the Plan, the Bank and Holding hereby agree and amend by mutual agreement the terms and conditions of the SERP, subject to compliance with the SERP and this Agreement being complete and not in default, as follows:

a. SERP shall vest on the Retirement Date or the Effective Date under this Agreement, whichever is later, and Holding’s right to receive benefits under the SERP shall not thereafter be subject to forfeiture or termination by the Bank, except under the provisions of Paragraph 5 of the SERP or under Paragraph 9 of this Agreement.
b. The payment of the benefits under the SERP shall commence on or about August 17, 2009, unless required to be delayed, or may be started earlier pursuant to the provisions of the SERP or Section 409A, as defined in Paragraph 3 above, and shall begin, if such delay is required, as specified in the said Paragraph 3.
c. The provisions in the SERP relating to consultation, specifically the amounts to be paid for consultation, shall be combined with the amount to be paid for noncompetition and treated as one payment.
d. Nothing herein shall be, nor be construed to be, a payment or benefit in lieu of any payment or benefit due to Holding under the SERP, and Holding shall be entitled to any and all payments or benefits due under this Agreement and the SERP.

7. TERMINATION/CONTINUATION OF CERTAIN RIGHTS AND BENEFITS.  Holding recognizes and agrees that payment of Holding's salary, payment of accrued but unused paid time off, payment of the Special Payments and the continuation of group insurance coverage (subject to the terms and conditions, including eligibility requirements, of the applicable insurance plan), as described in Paragraphs 2, 4 and 5 above, are in full settlement of any wages and benefits owed to Holding through the Retirement Date and that, except for Holding's rights and benefits under this Agreement, Holding's vested rights in the Bank's benefit and retirement plans (if any), Holding's rights under the SERP, Holding’s rights to participate in the Bank’s retiree health benefits in accordance with the terms of the plan and Holding's eligibility to continue certain group insurance coverage pursuant to Holding's rights under the provisions of state law and/or COBRA, to the extent permitted by law, all of Holding's employment rights, wages and benefits with the Bank and the entities within the BancShares Group, shall terminate and be forfeited as of the Retirement Date, including, without limitation, Holding's eligibility for further payment of any salary, paid time off, sick leave, severance pay, incentive awards, bonuses or any other amounts.  Holding further recognizes and agrees that payment of Holding's salary, payment of accrued but unused paid time off, payment of the Special Payments and the continuation of group insurance coverage by the Bank are not to be construed as an admission of liability on the part of the Bank or any entity within the BancShares Group, and that the Bank and all entities within the BancShares Group have denied, and do deny, any violation of any law and any liability, and intends by such payments simply to recognize Holding's length of service and Holding's Retirement from employment, and to avoid the time and costs of any legal proceedings.

8. COVENANT OF GOOD FAITH AND CONFIDENTIALITY.  The Bank and Holding acknowledge and agree that the Bank and all entities within the BancShares Group have a significant interest in protecting their reputation and public trust, maintaining good public relations with their customers, prospective customers and others in their market areas and maintaining good relationships with their current and prospective employees; that Holding has a significant interest in protecting Holding's personal and professional reputation; and that it is in the Bank's and the entities within the BancShares Group's and Holding's mutual best interests to characterize their employment relationship in a positive light, and to characterize the expiration of Holding's employment and the related payments to be paid to Holding hereunder as having resulted from an agreement made in good faith between Holding and the Bank.  In this regard, Holding shall not downgrade, speak adversely about, comment derogatorily about or in any other way make any adverse or negative indications, actions or comments about the Bank, nor any entity within the BancShares Group, its and their successors and assigns, or the shareholders, directors, officers, employees, associates, agents or attorneys of said entities.  The Bank and the entities within the BancShares Group agree that they will not, and they shall use their best efforts to ensure that their management employees will not, downgrade, speak adversely about, comment derogatorily about or in any other way make any adverse or negative indications, actions or comments about Holding; provided, however, that the Bank and any entity within the BancShares Group may disclose information regarding Holding as required by applicable federal or state law or regulation, and Holding may disclose any information regarding Bank or any entity within the BancShares Group as required by applicable federal or state law or regulation.

All of the terms and conditions of this Agreement shall be held in strictest confidence by the Bank, the entities within the BancShares Group and Holding and shall not be disclosed by either party to any third party without the prior written consent of the other party, except to Holding's immediate family and/or to legal or accounting professionals or financial or regulatory institutions or as required by federal or state laws or regulations, on a strict need to know basis for the information required for a particular purpose only.

9. COVENANT NOT TO COMPETE.  The Boards of Directors of BancShares and the Bank at their meeting on February 25, 2009 modified the SERP provisions on Covenants Not to Compete and approved the policy provision on director overlaps to allow directorships and/or other advisory or employment status with an "affiliate" of the BancShares Group, as "affiliate" is defined therein, not to be prohibited by the SERP provisions nor any other noncompetition provisions applicable to past, present and future officers, directors and employees of the BancShares Group (the "Amendment").  The Amendment is incorporated herein by this specific reference and is recognized and agreed to apply to this Agreement in its entirety.

Subject to the provisions set forth in the preceding paragraph and the referenced resolution of the Boards of Directors of BancShares and the Bank, during the ten (10) years immediately subsequent to the Retirement Date, and in consideration for the Special Payments provided in Paragraph 4 of this Agreement, Holding agrees not to become an officer or employee of, provide any consultation to, nor participate in any manner with, any other entity of any type or description involved in any major element of business which the Bank or any entity within the BancShares Group is performing at the time of Holding's separation from service with the Bank, nor will Holding perform or seek to perform any consultation or other type of work or service with any other firm, person or entity, directly or indirectly, in any such business which competes with the Bank or any entity within the BancShares Group, whether done directly or indirectly, in ownership, consultation, employment or otherwise.  This Covenant Not to Compete by Holding is limited to the geographic area consisting of each county or like jurisdictional entity in which either the Bank or any entity within the BancShares Group shall maintain a banking or other business office at the time of Holding's separation from service, and shall not prevent Holding from purchasing or acquiring, as an investor only, a financial interest of less than 5% in a business or other entity which is in competition with the Bank.

10. COVENANT NOT TO SOLICIT.  The Bank and Holding recognize that during the course of Holding's employment with the Bank, Holding has contracted, solicited or approached the Bank's and the BancShares Group's customers and prospective customers on behalf of the Bank and/or the entities within the BancShares Group.  The Bank and Holding further acknowledge that Holding has developed, and has had access to, the Bank's and the entities within the BancShares Group's customer lists and other customer records.  To protect the Bank and the entities within the BancShares Group from Holding's solicitation of business from such customers during the term of the Covenant Not to Compete set forth in this Agreement, Holding shall not solicit business, other than on behalf of the Bank or the entities within the BancShares Group, from any person, corporation, firm or other entity in the geographic area consisting of each county or like jurisdictional entity in which either the Bank or any entity within the BancShares Group shall maintain a banking or other business office at the time of Holding's separation from service that is a customer or recognized prospective customer of the Bank or any entity within the BancShares Group on the Retirement Date.  Further, Holding shall not employ, or seek to employ, any employee of the Bank or any entity within the BancShares Group, or induce any such person to leave his or her employment for the term of the Covenant Not to Compete as specified in Paragraph 9.

11. COVENANT OF NONDISCLOSURE.  During the course of Holding's employment with the Bank, Holding has been given and has obtained various confidential information concerning the Bank, the other entities within the BancShares Group, the shareholders, directors, officers, associates, employees and agents of said entities and their customers, prospective customers, services, trade secrets, proprietary information, personnel information and other information concerning their business (collectively, the "Information"), all of which constitute valuable assets and privileged information of the Bank or the specific entity within the BancShares Group, which Information is particularly sensitive due to the fiduciary responsibilities and public trust inherent in the Bank's and BancShares Group's business.  The Bank and Holding acknowledge that the Bank has invested, and shall continue to invest, considerable amounts of time, effort and resources in developing such valuable assets and Information, and that disclosure by Holding of such assets and Information to the public or to any other person or entity, regardless of how insignificant such assets or Information may seem, would cause irreparable harm, damage and loss to the Bank or the particular entity of the BancShares Group.

To protect the Bank and/or an entity within the BancShares Group from Holding's use, disclosure or exploitation of customer contacts and the Information, Holding agrees that Holding shall not, directly or indirectly, at any time after the Retirement Date, for any reason, reveal, divulge, disclose or communicate to any person, corporation, firm or other entity or to any shareholder, director, officer, partner, member, manager, employee, agent or associate of any such person, corporation, firm or other entity, any confidential, sensitive or personal information, proprietary information, trade secret or other information whatsoever, including, but not limited to, the Information, about or received by Holding from the Bank or any one or more of the entities within the BancShares Group, developed or received by Holding during employment with the Bank or the entities within the BancShares Group, or developed or received by Holding during the course of Holding's association with the Bank or any of the entities within the BancShares Group, relating to the business affairs of the Bank or any of the entities within the BancShares Group, or the business or personal affairs of the shareholders, directors, officers, Holdings, employees, agents or attorneys of said entities, including, without limitation, information concerning customer and prospective customer records, personnel information, ideas, proprietary information, methods, marketing investigations, surveys, research and other like or similar information, unless required to do so by law or by a court of competent jurisdiction.  Holding shall not use the Information to the detriment of the Bank or any of the entities within the BancShares Group, or the principals, shareholders, directors, officers, associates or employees of said entities, particularly in any manner competitive with the Bank or any entity within the BancShares Group, in any unlawful manner, or to interfere with or attempt to terminate or otherwise adversely affect any business relationship of the Bank or any entity within the BancShares Group with a customer or prospective customer.

12. RELEASE.  Except for Holding's specific contractual rights and benefits under this Agreement, and any rights Holding has for indemnity for any actions arising prior to his resignation under any director and officer indemnity provided pursuant to North Carolina law or under the Bank’s charter or bylaws existing on the Retirement Date, and except as prohibited by law, Holding hereby releases, acquits, quitclaims and discharges the Bank and any entities within the BancShares Group, and their respective successors and assigns, and the shareholders, directors, officers, associates, employees, agents, attorneys, benefit plans and plan administrators of all of said entities, and their respective heirs, successors and assigns, as applicable, (collectively, the "Releasees"), of and from any and all actions, causes of action, claims, demands, damages, costs (including reasonable attorneys' fees), loss of services, expenses and compensation, and for all consequential, compensatory, actual, punitive or liquidated damages, known or unknown, including those under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (the "Act"), on account of, or in any way arising from, the employment or any other relationship between Holding and the Bank and any entity within the BancShares Group, and any and all collateral matters pertaining thereto, whether directly, indirectly or in any way connected with any Releasee.  As part of the consideration for this Agreement, Holding agrees that, to the extent permitted by law and except as otherwise required by law, neither Holding nor any of Holding's heirs, legal representatives or assigns will make or file any claim, charge or lawsuit, or cooperate voluntarily in any investigation, lawsuit or legal or administrative proceeding by any individual, entity or agency against or involving any Releasee for or on account of any claim Holding may have, or may have had, against any Releasee in connection with Holding's employment or any other relationship with the Bank or any of the entities within the BancShares Group, the matters referenced above, and/or the cessation of Holding's employment with the Bank.  Holding further agrees that, except as prohibited by law, Holding will waive and release any and all personal damages (including, but not limited to, damages relating to pain and suffering, back pay and compensatory and/or punitive damages) resulting from any charge filed with, or investigation conducted by, the Equal Employment Opportunity Commission or any other administrative agency in connection with Holding's employment or any other relationship with the Bank or any of the entities within the BancShares Group.

Holding understands and agrees that with respect to any rights or claims of Holding under the Act:  (a) no rights or claims are waived by Holding that may arise from an event or transaction that occurs after the date this Agreement is executed by Holding; (b) Holding has been advised in writing to consult with an attorney prior to executing this Agreement; (c) Holding has been advised that Holding has twenty-one (21) days from Holding's receipt of this Agreement, unless extended in writing by the Bank, to consider the release provisions of this Agreement; (d) Holding has been advised that Holding has seven (7) days following Holding's execution of this Agreement to revoke the release provisions of this Agreement pertaining to any right or claim under the Act and (e) the release provisions of this Agreement pertaining to any right or claim under the Act shall not become effective or enforceable until the revocation period of seven (7) days following Holding's execution hereof has expired (the "Effective Date").

13. ENFORCEMENT.

a. The Parties acknowledge and agree that the mutual covenants and agreements of Holding, the Bank and the BancShares Group contained in this Agreement are a material part of this Agreement.  Payment of the Special Payments referenced in Paragraph 4 of this Agreement are conditioned upon Holding's adherence to these covenants and agreements contained herein.  Holding’s agreement under Paragraphs 1, 8, 9, 10, 11 and 12 of this Agreement is conditioned upon the Bank’s and BancShares Group’s adherence to their covenants and agreements contained herein.  Holding acknowledges and agrees that should Holding materially breach any of the covenants and agreements contained in this Agreement, Holding shall be required to return to the Bank the entire amount of the payments paid to Holding for Holding's execution of this Agreement.  Further, Holding shall indemnify and hold harmless the Bank from any and all losses, costs or expenses, including reasonable attorneys' fees, which the Bank may incur in recovering this amount or as a result of Holding's breach of the terms of this Agreement, or both.  Return of any such amounts pursuant to this Paragraph 13 shall not entitle Holding to renew any claim Holding may have against the Bank that is waived or released under this Agreement, shall not prohibit the Bank's enforcement of the breached covenant or agreement, shall not terminate the remaining covenants and agreements set forth in this Agreement and shall not impair any of the Bank's enforcement rights as described in this Paragraph 13.  Bank shall indemnify and hold harmless Holding from any and all losses, costs or expenses, including reasonable attorneys' fees, which Holding may incur in recovering funds due or damages incurred as a result of the Bank's or the BancShares Group’s breach of the terms of this Agreement.
b. Subject to the provisions set forth in Paragraph 14 of this Agreement, in the event of Holding's breach of any covenant or agreement of Holding contained in this Agreement, and in the event of the Bank’s or the BancShares Group’s breach of any covenant or agreement contained herein, the non-breaching Party shall be entitled, in addition to any other rights and remedies available at law or in equity, to an injunction enjoining and restraining the breaching Party from doing or continuing to do any such act and/or any other violation or threatened violation of such covenant or agreement.  In the event that a Party shall institute any action or proceeding to enforce the provisions of the covenants or agreements contained herein, the Party against whom the action is brought shall waive the claim or defense that the Party seeking enforcement has an adequate remedy at law, and the Party against whom the action is brought shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists, each Party recognizing that the other Party shall be entitled to injunctive relief as to the violation or threatened violation of any such covenant or agreement.  However, nothing contained in this Agreement shall be construed as prohibiting a Party from pursuing any other remedies available, in addition to injunctive relief, whether at law or in equity, including the recovery of damages.

14. MEDIATION.  In the event the Bank receives notice of Holding's breach of any covenant or agreement of Holding contained in this Agreement, the Bank will provide to Holding notice of facts sufficient to make out a prima facie case for violation of the Agreement, and Holding will have sixty (60) days from receipt of the Bank's notice to cure the breach.  If a dispute arises between the Bank and Holding over whether Holding breached any covenant or agreement contained in this Agreement, the Bank and Holding mutually agree to submit the dispute to mediation before filing any court action in North Carolina courts or any other jurisdiction.

15. TAXES AND INDEMNIFICATION.  Holding agrees that he shall be solely responsible for all taxes, insurance, penalties and other charges, if any, which may be owed to, or assessed by, governmental agencies as a result of the Special Payments made to him pursuant to Paragraph 4.  Holding further agrees to indemnify and hold harmless the Bank and its attorneys from any claims, demands, deficiencies, levies, assessments, judgments or recoveries by any governmental authority asserted against the Bank because of Holding's failure to pay applicable taxes.

16. ENTIRE UNDERSTANDING/AMENDMENTS.  This Agreement contains the entire understanding between the Bank and all entities within the BancShares Group and Holding as to the matters contained herein, and no conditions precedent or subsequent exist which are not contained herein.  This Agreement may not be altered, amended or revoked except by a written agreement signed by the Bank and Holding.

17. BINDING EFFECT.  The Bank and Holding recognize and agree that this Agreement is binding upon the Bank and Holding and its/Holding's respective heirs, representatives, successors and assigns, as applicable.  Holding further acknowledges that Holding has carefully read this Agreement, which contains a release, and knows and understands the contents hereof and voluntarily executes the same as Holding's free act and deed, and that the terms of this Agreement are contractual and not a mere recital.

18. GOVERNING LAW AND VENUE.  The Bank and Holding agree that, without regard to principles of conflicts of laws, the internal laws of the State of North Carolina shall govern and control the validity, interpretation, performance and enforcement of this Agreement.  The Bank and Holding agree that any action arising from or relating to this Agreement shall be instituted and prosecuted only in the courts of Wake County, North Carolina or the federal courts of the Eastern District of North Carolina, and the Bank and Holding hereby consent to the jurisdiction of such courts and waive any right or defense relating to venue and jurisdiction over the person.

19. SEVERABILITY.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were not contained herein.

20. SECTION 409A SAVINGS CLAUSE.  To the extent any of the payments or benefits required under this Agreement are, or in the opinion of counsel to the Bank or Holding could be interpreted in the future to create, a nonqualified deferred compensation plan that does not meet the requirements of Section 409A(a)(2), (3) and (4) of the Code and all regulations, guidance or other interpretative authority thereunder (the "Section 409A Requirements"), the Bank and Holding hereby agree to execute any and all amendments to this Agreement or otherwise reform this Agreement as deemed necessary by either of such counsel, and prepared by counsel to the Bank, to either cause such payments or benefits not to be a nonqualified deferred compensation plan or to meet the Section 409A Requirements.  In amending or reforming this Agreement for Section 409A purposes, the Bank shall maintain, to the maximum extent practicable, the original intent and economic benefit of this Agreement without subjecting Holding to additional tax or interest.

21. ASSIGNMENT.  The Bank shall assign this Agreement to any other corporation or entity acquiring all or substantially all of the assets of the Bank, or to any other corporation or entity into which or with which the Bank may be merged or consolidated.  Upon such assignment, merger or consolidation, the rights of the Bank under this Agreement, as well as the obligations and liabilities of the Bank herein, shall inure to the benefit of and be binding upon any and all successors-in-interest or transferees of all or substantially all of the assets of the Bank.  This Agreement is not assignable in any respect by Holding.

22. HEADINGS.  The headings appearing in this Agreement are for convenience only and are not to be considered in interpreting this Agreement.

23. NOTICE.  For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) sent by telecopy or similar electronic device and confirmed; (iii) delivered by overnight express; or (iv) sent by registered or certified mail, postage prepaid, addressed as follows:  (a)  If to Holding, to him at the last home address listed in the Bank’s records; and (b)  If to the Bank or to the BancShares Group, to:  Frank B. Holding, Jr., First-Citizens Bank & Trust Company, PO Box 29549, Raleigh, NC 27626-0549.  Any Party may notify the other Party of another address, except that notices of change of address shall be effective only upon receipt.

IN TESTIMONY WHEREOF, the Bank, BancShares and IronStone have each caused this instrument to be executed in their corporate names by a duly authorized corporate officer, attested by its Secretary/Assistant Secretary, and its corporate seal to be hereto affixed, all within the authority duly given by its Board of Directors, and Holding has hereunto set Holding's hand and adopted as Holding's seal the typewritten word "SEAL" appearing beside Holding's name, all effective as of the Effective Date.

FIRST-CITIZENS BANK & TRUST COMPANY

By:           /s/ EDWARD L. WILLINGHAM, IV.
Edward L. Willingham, IV, President

ATTEST:

/s/ JAMES E. CREEKMAN
Secretary

FIRST CITIZENS BANCSHARES, INC.

By:           /s/ EDWARD L. WILLINGHAM, IV.
Edward L. Willingham, IV, President

ATTEST:

/s/ JAMES E. CREEKMAN
Secretary

IRONSTONE BANK

By:           /s/ HOPE HOLDING CONNELL
Hope Holding Connell, President

ATTEST:

/s/ JAMES E. CREEKMAN
Secretary

/s/ LEWIS R. HOLDING _______________ (SEAL)
Lewis R. Holding

811131-00001-001
ND: 4839-7323-2899, v.  3\3